Exhibit 4.47

EXECUTION VERSION

SHARE PLEDGE AGREEMENT

dated January 19, 2010

BETWEEN

Virgin Media Investments Limited

as the Pledgor

AND

Deutsche Bank AG, London Branch

as the Pledgee

AND

Future Entertainment S.à r.l.

as the Company

18-20, rue Edward Steichen

L - 2540 LUXEMBOURG

THIS SHARE PLEDGE AGREEMENT IS DATED JANUARY 19, 2010 (the Agreement) AND IS MADE BETWEEN:

(1)                                 Virgin Media Investments Limited, a company incorporated and registered in England and Wales with company number 7108297, where registered office is at 160 Great Portland Street, London W1W 5QA, the United Kingdom (the Pledgor);

AND

(2)                                 Deutsche Bank AG, London Branch, acting as security trustee for the benefit of the Beneficiaries (as defined below) (the Pledgee);

AND

(3)                                 Future Entertainment S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at Media Center Betzdorf, 11 rue Pierre Werner, L-6832 Betzdorf, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 145.414 and having a share capital of GBP 400,000 (the Company).

The Pledgor, the Pledgee and the Company shall each be referred to as a Party and, collectively, the Parties.

WHEREAS:

(A)                                       Pursuant to a senior facilities agreement dated March 3, 2006 (as amended and restated on May 22, 2006, July 10, 2006, August 10, 2006, April 4, 2007, May 15, 2008, November 10, 2008, October 30, 2009 and January 8, 2010 and as amended, restated, supplemented or novated from time to time) between Virgin Media Inc., Virgin Media Finance plc, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Telewest Communications Networks Limited, VMIH Sub Limited (formerly known as NTLIH Sub Limited) as UK Borrowers, Virgin Media Dover LLC (formerly known as NTL Dover LLC) as US Borrower, the Pledgee, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International as Bookrunners and as Mandated Lead Arrangers, the Pledgee as Facility Agent and as Security Trustee, Deutsche Bank AG, New York Branch as US Paying Agent, GE Corporate Banking Europe SAS as Administrative Agent, the Pledgee as Original L/C Bank and the persons named therein as Lenders (the Senior Facilities Agreement), the Senior Lenders have made available to the Borrowers (as defined therein) certain facilities for the purposes referred to in paragraphs (a) to (f) of Clause 2.4 thereof.

(B)                                         Virgin Media Secured Finance PLC has agreed to issue and sell the Senior Secured Notes (as defined in the Senior Secured Notes Indenture, as defined below) under the Senior Secured Notes Indenture (as defined below).

(C)                                         Pursuant to accession notices dated May 15, 2009, the Company acceded to the Senior Facilities Agreement as an Acceding Guarantor (as defined in the Senior Facilities Agreement), the Group Intercreditor Deed as an Obligor (as defined below) and the Security Trust Agreement as an Obligor (as defined below).

(D)                                        Pursuant to a sale and purchase agreement dated December 18, 2009, all the Shares have been transferred to the Pledgor by the Former Pledgor to the Pledgor at the Effective Time.

(E)                                          For the purpose of securing the Secured Obligations (as defined in the Existing Pledge Agreement, as defined below), the Pledgor has pledged and granted a first ranking security interest (gage de premier rang) over the Shares pursuant to a share pledge agreement dated December 23, 2009 and effective as of the Effective Time (as defined therein) as amended and restated on January 19, 2010 (the Existing Pledge Agreement) in favour of the Pledgee (the Existing Pledge).

(F)                                          For the purpose of securing the Secured Obligations (as defined below), the Pledgor wishes to pledge and grant to the Pledgee a security interest (gage) over the Shares  in favour of the Pledgee (the Pledge).

(G)                                         THE PARTIES ACKNOWLEDGE THAT THE PLEDGE CREATED BY THIS AGREEMENT EXISTS SUBJECT TO THE EXISTING PLEDGE AND THE GROUP INTERCREDITOR DEED.

IT IS AGREED as follows:

1.                                     INTERPRETATION

1.1.                           Recitals

Recitals (A) to and including (F) above are an integral part of this Agreement.

1.2.                           Definitions

Unless the context otherwise requires or unless otherwise defined in this Agreement, words and expressions defined in the Group Intercreditor Deed and (unless otherwise defined in the Group Intercreditor Deed) the Relevant Facilities Agreement shall have the same meaning when used in this Agreement:

Agreement means this share pledge agreement.

Beneficiaries means the First Beneficiary and the Second Beneficiaries.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Luxembourg.

Designated Secured Obligations means Financial Indebtedness in the form of notes or other such similar instruments of any member of the Group that is designated as “Designated Secured Obligations” by written notice from Virgin Media Investment Holdings Limited and its successors in title from time to time to the Pledgee which notice will certify that the Financial Indebtedness is an instrument for which Rule 3-16 of Regulation S-X under the Securities Act (Rule 3-16) is applicable or will become applicable upon registration of such instrument or an instrument exchangeable for such instrument pursuant to a contractual requirement.

Enforcement Event means the date on which, following the occurrence of an Event of

Default that is continuing, either the Relevant Agent or the Security Trustee notifies the Pledgor of the occurrence of that Event of Default, or takes, under any one or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default.

Event of Default means each of:

(a)                                   a Senior Default; and

(b)                                 an event of default or termination event (however described) under any Hedging Agreement.

Excluded Charged Assets has the meaning given to such term in Clause 3.(b) of this Agreement.

Group Intercreditor Deed means an intercreditor deed dated March 3, 2006, as amended and restated on June 13, 2006, July 10, 2006, July 31, 2006, May 15, 2008, October 30, 2009 and January 8, 2010 between the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors.

Luxembourg means the Grand Duchy of Luxembourg.

Relevant Facilities Agreement means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination.

Rights of Recourse means all and any rights, actions or claims the Pledgor may have against the Company, any Obligor or any other person that has granted Security, including, in particular the Pledgor’s right of recourse against such persons, or any of them, under the terms of article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

Rule 3-16 has the meaning given to such term in “Designated Secured Obligations”.

SEC means the United States Securities and Exchange Commission.

Secured Obligations means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New

Senior Liabilities” under the Group Intercreditor Deed or are incurred after December 31, 2009 under any Refinancing Facilities Agreement entered into after such date,

(a)                                  in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(b)                                 that the Pledgee, acting reasonably, has not agreed to act as security trustee for,

shall not, in any such case constitute “Secured Obligations” for the purpose of Agreement.

Securities Act means the United States Securities Act of 1933, as amended.

Security Period means the period beginning on the date of this Agreement and ending on the date upon which:

(a)                                  none of the Beneficiaries is under any obligation (whether actual or contingent) to make advances or provide other financial accommodation to the Obligors under any of the Senior Finance Documents; and

(b)                                 all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

Security Trust Agreement means the security trust agreement dated March 3, 2006 and amended and restated on or about the date of this Agreement, between the Pledgee as Security Trustee and as Facility Agent, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited) and the companies named therein as Original Obligors.

Senior Secured Notes has the meaning given to the term “Notes” in the Senior Secured Notes Indenture.

Senior Secured Notes Documents means the Senior Secured Notes Indenture including the guarantees set out therein, and the Senior Secured Notes.

Senior Secured Notes Indenture means the indenture dated on or about the date of this Agreement governing the $1,000,000,000 6.50% Senior Secured Notes due 2018 and the £875,000,000 7.00% Senior Secured Notes due 2018, among Virgin Media Inc., Virgin Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent, as amended, restated, supplemented or otherwise modified from to time.

Shares means all the four hundred thousand (400,000) shares (parts sociales) of the Company in registered form, having a par value of one British Pound (GBP 1) each,

held by the Pledgor in the Company, representing, on the date of this Agreement, one hundred per cent (100%) of the subscribed share capital of the Company, as well as the securities acquired or offered in substitution for such shares and one hundred per cent (100%) of those shares or securities which may be subscribed by the Pledgor in the case of an increase of share capital of the Company following an exchange, merger, consolidation, division, issue of stock dividend, subscription for cash or otherwise and, generally, one hundred per cent (100%) of all such stock and shares in the capital of the Company now or at any time hereafter owned by the Pledgor and, subject to Clause 2(b) hereof, one hundred per cent (100%) of the dividends or interest thereon, redemption distribution, bonus, preference, option rights or other rights to or in respect thereof.

1.3.                           In this Agreement, any reference to (a) a Clause is, unless otherwise stated, a reference to a Clause hereof and (b) to any agreement (including this Agreement) is a reference to such agreement as amended, varied, modified or supplemented (however fundamentally) from time to time.

1.4.                           Clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement.

1.5.                           Words importing the singular shall include the plural and vice-versa.

1.6.                           Counterparts

This Agreement may be executed in any number of counterparts and by way of facsimile exchange of executed signature pages, all of which together shall constitute one and the same Agreement.

1.7.                           Group Intercreditor Deed

This Agreement should be read and construed subject to the terms of the Group Intercreditor Deed. In the event of any inconsistency between the terms of this Agreement and the Group Intercreditor Deed, the terms of the Group Intercreditor Deed shall prevail.

1.8.                           Secured Obligations

It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to time included within the definition thereof) as at the date hereof, the Secured Obligations shall include:

(a)          all Liabilities under the Senior Facilities Agreement; and

(b)         all Liabilities under the Senior Secured Notes Documents.

2.                                     PLEDGE

(a)                                 Subject to any Clause of this Agreement, the Existing Pledge and the Group Intercreditor Deed, as continuing security interest (gage) for the due and full payment and discharge of the Secured Obligations, the Pledgor, as legal and beneficial owner of the Shares, hereby pledges, the Shares to, and in favour of, the Pledgee.

(b)                                Subject to Clause 2.(d) of this Agreement and the terms of the other Senior Finance Documents to which the Pledgor is a party, until the occurrence of an Event of Default which is continuing, the right to take part in the Company’s shareholders’ meetings, to vote therein and to receive dividends paid in cash or other interests, distributions or rights to distributions attaching to the Shares, shall remain vested in the Pledgor.

(c)                                 The Pledgor shall not, without the prior consent in writing of the Pledgee, exercise its voting powers in respect of the Shares in any way:

(i)                                   that in the event of the enforcement of this Pledge, would impede the ability of the Pledgee to appropriate or transfer any of the Shares;

(ii)                                that affects adversely in any material respect the value of any Shares;

(iii)                             that is inconsistent or conflicts with the terms of the other Senior Finance Documents to which the Pledgor is a party; or

(iv)                            that impairs the validity or enforceability of this Pledge or would have a material adverse effect on the security interest (gage) created under this Agreement.

(d)                                Upon the occurrence of an Event of Default, which is continuing, (x) the Parties to this Agreement expressly agree that the voting and dividend rights attaching to the Shares shall be vested in the Pledgee, (y) the Pledgor shall not, without the prior written consent of the Pledgee, exercise any voting rights or other rights in relation to the Shares, and (z) the Pledgor shall do whatever is necessary, including the issuing of a written proxy in any form or any other document that the Pledgee may require for the purpose of exercising such rights so that the Pledgee can, independently and without any limitations, (i) exercise the voting rights attached to the Shares in one or more ordinary or extraordinary general meetings of the shareholders of the Company for the purposes of protecting and/or enforcing its rights under this Agreement, (ii) receive or otherwise collect, all dividends and other monies due to the shareholders of the Company in relation to the Shares for the sole purpose of applying them towards the discharge of the Secured Obligations, and (iii) execute and perform all such assurances, acts and things which the Pledgor is required to do and fails to do under the provisions of this Agreement.

(e)                                 In exercising its powers and discretion in connection with the exercise of voting rights pertaining to the Shares, the Pledgee shall have an absolute discretion to the extent necessary for the purpose of protecting and/or enforcing its rights under this Agreement.

(f)                                   The provisions of this Clause shall be applicable mutatis mutandis to the Company’s shareholders’ decisions adopted by written resolution rather than in shareholders’ meetings.

3.                                     RULE 3-16 LIMITATION

(a)                                  Notwithstanding Clause 2 of this Agreement, the Excluded Charged Assets are not charged under this Deed to secure the Designated Secured Obligations. For the avoidance of doubt,

(ii)                                  all other Shares remain pledged or assigned (as the case may be) under this Agreement to secure all Secured Obligations, including without limitation the Designated Secured Obligations; and

(ii)                                  such Excluded Charged Assets remain pledged under Clause 2 hereof to secure any Secured Obligations that are not Designated Secured Obligations.

(b)                                 Excluded Charged Assets in relation to any Designated Secured Obligations means any Shares or other securities of a Subsidiary of Virgin Media Inc. (excluding the Shares or other securities issued by Virgin Media Investments Limited or any successor entity upon any merger, reorganisation or other restructuring effecting it) that are owned by any chargor or pledgor to the extent that charging or pledging such Shares or other securities under this Agreement to secure such Designated Secured Obligations would result in Rule 3-16 requiring separate financial statements of such Subsidiary to be filed with the SEC, but (i) only to the extent necessary to not be subject to such requirement, (ii) only for so long as such requirement is in existence and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC under a separate rule or regulation; provided that no shares or securities will constitute Excluded Charged Assets if any member of the Group takes any action in the form of a reorganisation, merger or other restructuring, a principal purpose of which is to provide for the limitation of the charge on any Shares or other securities pursuant to Clause 3(a) of this Agreement.

(c)                                  In the event that Rule 3-16 is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary’s Shares or other securities secure any Designated Secured Obligations, then such Shares or other securities (as applicable) of such Subsidiary shall automatically be deemed to be Excluded Charged Assets for such Designated Secured Obligations but (i) only to the extent necessary to not be subject to any such financial statement requirement, (ii) only for so long as such financial statement requirement would otherwise have been applicable to such Subsidiary and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC or such other governmental agency under a separate rule or regulation. If the circumstances described in this paragraph (c) apply, this Agreement may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to release the Pledge (but only to the extent securing such Designated Secured Obligations and without prejudice to the Pledge securing Secured Obligations referred to in paragraph (a)(ii) of this Clause 3) in favour of the Pledgee on the relevant Shares and/or other securities that are so deemed to constitute Excluded Charged Assets.

(d)                                 In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Shares and/or other securities to secure any Designated Secured Obligations in excess of the amount then pledged without the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of such Subsidiary, then the Shares or other securities (as applicable) of such Subsidiary will automatically be deemed not to be Excluded Charged Assets for such Designated Secured Obligations, but limited to the extent necessary to not be subject to any such financial statement requirement. If the circumstances described in this paragraph (d) apply, this Agreement may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to charge in favour of the Pledgee such additional Shares or other securities that were deemed to constitute Excluded Charged Assets.

4.                                     PERFECTION OF THE PLEDGE

(a)                                 The Pledge shall by virtue of the execution of this Agreement by the Company be acknowledged and accepted by it and shall promptly be registered in the Company’s share register at the date of execution of this Agreement, in accordance with the Luxembourg law on financial collateral dated August 5, 2005 (the 2005 Law).

(b)                                The Parties instruct and appoint any manager of the Company, and any lawyer or employee of LG@vocats, acting and signing individually, with full power of substitution, to register the Pledge in the Company’s share register (registre des associés) by making the following entry (inscription):

“These and all future shares held by Virgin Media Investments Limited are pledged, as a security interest (gage) in favour of Deutsche Bank AG, London Branch, pursuant to a share pledge agreement dated January 19, 2010, as amended from time to time (the “Share Pledge Agreement”) between Virgin Media Investments Limited, as Pledgor, Deutsche Bank AG, London Branch, as Pledgee, and Future Entertainment SARL, as the Company, which is subject to any preexisting security interest (gage) created by the latters from time to time.”

(c)                                 The Pledgor and the Company undertake to provide the Pledgee, as soon as possible on the date of this Agreement, with a certified true copy of the Company’s share register evidencing such entry (inscription) and undertake to immediately reiterate the above steps and formalities every time the Pledge is extended to further Shares or other securities in the Company in accordance with this Agreement.

(d)                                The Pledgor hereby irrevocably authorises and empowers the Pledgee to cause any formal steps to be taken for the purpose of perfecting the Pledge and, for the avoidance of doubt, undertakes to take any such steps itself if so directed by the Pledgee.

(e)                                 For the avoidance of doubt, the Pledgor, acting as sole shareholder of the Company, hereby accepts the Pledgee or any potential transferee of the Shares as a new shareholder of the Company in case of enforcement of the Pledge for the purposes of the 2005 Law.

5.                                     EFFECTIVENESS OF THE PLEDGE

(a)                                 The Pledge shall be a continuing security interest (gage) and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until it has been released in accordance with the terms of this Agreement.

(b)                                Subject to the terms of the Senior Finance Documents, the Pledgor shall not be entitled to require the release of the Pledge until the Secured Obligations are entirely, irrevocably, unconditionally and definitively repaid or discharged and the Pledgee shall, at the request of the Pledgor, give release of the Pledge after all the Secured Obligations being entirely, irrevocably, unconditionally and definitively repaid or discharged, subject to delivery of any documents or certificates which the Pledgee may reasonably request.

(c)                                 This Pledge shall be discharged by, and only by, the express release thereof granted by the Pledgee pursuant to the terms of Clauses 5(b) and 10 of this Agreement. All costs and expenses associated with the release and discharge of the Pledge shall be borne by the Pledgor.

(d)                                The Pledge shall be cumulative, in addition to, and independent of, every other security or security interest which the Pledgee may at any time hold as security for the Secured Obligations (as defined in the Existing Pledge Agreement) or the Secured Obligations (as defined in this Agreement) or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Pledgee may now or at any time in the future have in respect of the Secured Obligations (as defined in the Existing Pledge Agreement) or the Secured Obligations (as defined in this Agreement).

(e)                                 The Pledge shall not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Pledgee in perfecting or enforcing any security interest or rights or remedies that the Pledgee may now or at any time in the future have from or against the Pledgor and the Company (or any of them) or any other person.

(f)                                   No failure on the part of the Pledgee to exercise, or delay on its part in exercising, any of its rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

(g)                                Neither the obligations of the Pledgor contained in this Agreement nor the rights, powers and remedies conferred upon the Pledgee by the other Senior Finance Documents to which each of the Pledgor and the Pledgee is a party, this Agreement or by law, nor the Pledge shall be discharged, impaired or otherwise affected by:

(i)                                   any amendment to, or any variation, waiver or release of, any obligation of the Pledgor or the Company or any other person under the Senior Finance Documents;

(ii)                                any failure to take, or to fully take, any Security otherwise agreed to be taken in respect of the Company’s obligations under the Senior Finance Documents;

(iii)                             any failure to realise or to fully realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Pledgor’s and the Company’s obligations under the Senior Finance Documents; or

(iv)                            any other act, event or omission which, but for this Clause 5.(g)(iv) might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Agreement, or any of the rights, powers and remedies conferred upon the Pledgee by the other Senior Finance Documents to which each of the Pledgor and the Pledgee is a party, this Agreement, or by law.

(h)                                For the avoidance of doubt, the Pledgor hereby expressly waives any rights arising for its benefit (if any) under article 2037 of the Luxembourg Civil Code or any right it may have of first requiring the Pledgee to proceed against or claim payment from any other person or enforce any guarantee or security before enforcing this Pledge.

6.                                     RIGHTS OF THE PLEDGEE

The Pledgee shall hold the Pledge to be created or given in its favour pursuant to this Agreement (upon trust for the benefit of the Beneficiaries) on the terms and subject to the conditions set out in the Group Intercreditor Deed and the Security Trust Agreement.

7.                                     REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1.                           Representations and warranties

Each of the Pledgor and the Company hereby represents and warrants to the Pledgee that:

(a)                                 the Shares represent, on the date of this Agreement, one hundred per cent (100%) of the shares issued by the Company;

(b)                                the Pledge pursuant to this Agreement creates a valid security interest (gage) on the Shares in favour of the Beneficiaries in respect of all the Secured Obligations and it is not subject to any other prior ranking or pari passu ranking security except for any mandatory privileges preferred under applicable law or the Existing Pledge created by the Parties from time to time;

(c)                                 the Pledgor is duly organised and validly existing under the laws of England and Wales, it has, and will during the term of this Agreement have, its centre of main interests in England and Wales and it has the corporate capacity, power and authority and legal right to own and operate its property, to hold and own all of its assets, including the Shares, to conduct the business in which it is currently engaged, and it has neither transferred, nor assigned, pledged or in any way encumbered the Shares, other than pursuant to this Agreement or the Existing Pledge;

(d)                                the Company is duly organised and validly existing under the laws of Luxembourg, it has, and will during the term of this Agreement have, its centre of main interests in Luxembourg and it has the corporate capacity, power and authority and legal right to own and operate its property, to hold and own all of its assets and to conduct the business in which it is currently engaged;

(e)                                 this Agreement constitutes its legal, valid, binding and enforceable obligations and operates a valid and enforceable pledge over the Shares, in accordance with its terms;

(f)                                   the execution and delivery of, and performance by the Pledgor of its obligations under this Agreement and any other document related thereto will not:

(i)                                   result in a breach of any provision of the constitutive or governing documents of the Pledgor;

(ii)                                result in a breach of, or constitute an event of default under, any contract, undertaking, covenant or instrument to which the Pledgor is a party or by which the Pledgor is bound;

(iii)                             result in a breach of any law, decree, regulation, order, judgment or decree of any court or governmental agency or an arbitration award to which the Pledgor is a party or by which the Pledgor is bound; or

(iv)                            require the consent of the shareholders of the Pledgor or any other person or, if any such consent is required, it has been obtained and is in full force and effect;

(g)                                there are no agreements or arrangements (including any restrictions on transfer or rights of pre-emption) affecting the Shares in any way or which would or might in any way fetter or otherwise prejudice the rights of the Pledgee under this Agreement;

(h)                                 no security (other than the present Pledge or the Existing Pledge) exists on, over or with respect to the Shares;

(i)                                    it shall act in good faith to maintain the rights of the Pledgee hereunder as valid and enforceable rights, and in particular shall not take any steps nor do anything which would have a material adverse effect on the existence of the Pledge created under this Agreement or the Existing Pledge or the value thereof;

(j)                                    it has the corporate capacity, power and authority and the legal right to enter into, execute and deliver, and to perform its obligations expressed to be assumed by it under, this Agreement, and has taken all necessary action, including corporate action, and has obtained all necessary authorisations to enable it to enter into and to authorise the execution, delivery and performance of this Agreement, and this Agreement has been duly executed by it;

(k)                                 it is not subject to any personal insolvency procedure;

(l)                                    no order has been made and no resolution has been passed for the winding-up, bankruptcy, admission to the regime of suspension of payment, controlled management, or for a composition with creditors of, or by, the Pledgor or similar laws affecting the rights of creditors generally or for a liquidator, curateur or commissaire or like official to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for any such purpose;

(m)                              no receiver has been appointed in respect of the Company or all or any of its assets including the Shares and none of its respective assets is the subject of an arrest;

(n)                                no litigation is pending or to the best of its knowledge, threatened against it that, if adversely determined, would affect (i) the execution, delivery or enforceability of this Agreement, or (ii) their ability to perform any of its obligations hereunder or thereunder in accordance with the terms hereof or thereof;

(o)                                no event substantially similar in law to any of the Clauses 7.1(k), 7.1(l), 7.1(m) and 7.1(n) of this Agreement has occurred outside Luxembourg with respect to the Pledgor; and

(p)                                no guarantee, loan capital, borrowed money or interest is overdue for payment by the Pledgor, and no other obligation or indebtedness is outstanding which is overdue for performance or payment where such fact could have a material adverse effect on the Pledgor or its business.

The representations and warranties set out in this Clause 7.1 are deemed to be repeated by the Pledgor and the Company by reference to the facts and circumstances then existing on the date of this Agreement on which all or any of the representations and warranties contained in Clause 21 of the Senior Facilites Agreement, or upon repayment in full and cancellation of all commitments thereunder such equivalent provision in the Relevant Facilities Agreement, are deemed to be repeated pursuant to the relevant provisions thereof.

7.2.                           Covenants

Each of the Pledgor and the Company hereby covenants that during the Security Period, unless the Pledgee otherwise consents in writing:

(a)                                 it will promptly inform the Pledgee of any event which could reasonably be expected to affect the Pledge, the validity and perfection of the Pledge and the value of the Shares or the ability of the Pledgee to dispose of the Pledge;

(b)                                it will take any action that is necessary from time to time to maintain and ensure the validity and perfection of the security interest (gage) created under this Agreement or the Existing Pledge Agreement and not take or omit to take any action, which act or omission would directly or indirectly adversely affect the validity and enforceability of the Pledge;

(c)                                 it will not do or cause or permit to be done anything which will, or could reasonably be expected to have a material adverse effect on the Pledge or the rights of the Pledgee under this Agreement or the Existing Pledge Agreement or which in any way is inconsistent with or materially depreciates, jeopardises or otherwise prejudices the value of the Shares;

(d)                                it will, and will cause the Company, to assist the Pledgee, in order to obtain all necessary consents, approvals and authorisations from any relevant person(s) and/or authorities in order to permit the exercise by the Pledgee of its rights and powers under this Agreement upon enforcement of the Pledge;

(e)                                 it will not sell, dispose of, pledge or otherwise encumber hereafter, the whole or any part of the Shares or any interest therein to anyone other than pursuant to this Agreement;

(f)                                   it will not take any other action that is inconsistent or conflicts with its obligations under the Senior Finance Documents; and

(g)                                it will not take or permit to be taken any action, and in particular any act of disposal of the assets of the Company, whereby the rights attaching to the Shares are altered or diluted or as a direct or indirect result of which the value of the Shares is, or is under the risk of being, affected by a material adverse effect, which action shall include without limitation, save as otherwise permitted or not restricted under each of the Senior Finance Documents:

(i)                                      any amalgamation, merger or consolidation of the Company or the Pledgor with any other person or the participation of the Company or the Pledgor in any other type of corporate reconstruction;

(ii)                                   the issuance of any further shares of the Company or the alteration of any rights attaching to the Shares or the repayment or redemption of the Shares; and

(iii)                                a voluntary dissolution or liquidation of the Company or the Pledgor.

8.                                     POWER OF ATTORNEY

Upon the occurrence of an Enforcement Event, the Pledgor irrevocably and unconditionally appoints the Pledgee to be its attorney and in its name and on its behalf to execute, deliver and perfect all documents and do all things that the Pledgee may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor under this Agreement or (b) exercising any of the rights conferred to the Pledgee under this Agreement or by law, it being understood that the enforcement of the Pledge over the Shares must be carried out as described in Clause 9 of this Agreement. The Pledgor shall ratify and confirm all things done and all documents executed by the Pledgee in the exercise of this power of attorney. The Pledgor shall at its own reasonable expense promptly and duly execute and do all such assurances, acts and things as the Pledgee may require as being necessary for perfecting or protecting all or any of the rights, powers, authorities and discretions which are for the time being exercisable by the Pledgee under this Agreement in relation to the Shares, for facilitating the enforcement of any such rights or any part thereof and in the exercise of all powers, authorities and discretions vested in the Pledgee. To that effect, the Pledgor shall in particular execute all documents or instruments and give all notices, orders and directions and make all registrations which the Pledgee may reasonably think expedient.

9.                                     ENFORCEMENT OF THE PLEDGE

Upon the occurrence of an Enforcement Event, the Pledgee shall, immediately and without further notice (mise en demeure), be entitled to enforce the Pledge and exercise all its rights and powers by virtue of this Agreement, and in particular, the Pledgee shall be entitled to:

(a)                                  appropriate the Shares at their fair market value, as determined by an independent external auditor (réviseur d’entreprises) registered with the Institut Luxembourgeois des Réviseurs d’Entreprises, designated by the Pledgee;

(b)                                 sell the Shares in a private sale on arms’ length commercial terms (conditions commerciales normales), in a sale organised by a stock exchange or in a public sale (organised at the discretion of the Pledgee and which, for the avoidance of doubt, does not need to be made by or within a stock exchange);

(c)                                  request a judicial decision that the Shares shall be attributed to the Pledgee in discharge of the Secured Obligations following a valuation of the Shares made by a court-appointed expert;

(d)                                 proceed to a set-off between the Secured Obligations and the Shares as valued at their fair market value, as determined by an independent external auditor (réviseur d’entreprises) registered with the Institut Luxembourgeois des Réviseurs d’Entreprises, designated by the Pledgee; and

(e)                                  realise or, as the case may be, appropriate the Shares in the most favourable manner provided by the 2005 Law.

Any monies received by the Pledgee upon enforcement of the Pledge in accordance with the provisions of this Clause 9 shall be applied, after the discharge of all liabilities having priority to the Secured Obligations, to pay all or any part of the then outstanding Secured Obligations in accordance with the Group Intercreditor Deed and the Security Trust Agreement, without prejudice to the rights of the Pledgee to recover any shortfall from any other obligor (if any) with regard to the Secured Obligations, except that the Pledgee may credit the same to a suspense account for so long and in such manner as the Pledgee may from time to time determine. Any surplus monies received by the Pledgee once the Secured Obligations have been unconditionally and irrevocably paid and discharged shall be forthwith returned to the Pledgor or such other person(s) entitled to it.

Upon enforcement as described above, the Pledgee shall have the right to request enforcement of the Pledge in respect of all or part of the Shares in its absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge over the part of the Shares which has not been subject to enforcement. The Pledge shall continue to remain in full and valid existence until enforcement, release of the Pledge or termination hereof, as the case may be.

10.                              RELEASE OF THE PLEDGE

Upon (i) the expiry of the Security Period or (ii) the release or termination of the Pledgor’s obligations under the Senior Finance Documents in accordance with the terms thereof, the Pledgee shall, at the written request and at the exclusive cost of the Pledgor, (a) execute and do all such deeds, acts and things as may be necessary to release the Pledge and (to the extent necessary) discharge the Pledgor from its liability and the security interest (gage) created under this Agreement and (b), in particular, instruct and appoint any manager of the Company, acting and signing individually, with full power of substitution, to strike out the entry (inscription) made in the Company’s share register pursuant to Clause 4(b) of this Agreement. However, if after the release of the security interest (gage) created hereunder, the payment of any Secured Obligation is annulled by a court or otherwise, the Pledgor shall grant a new security interest (gage) on identical terms over the Shares until such Secured Obligation is paid in full and the Security Period shall be reinstated and extended until such time.

11.                              RIGHTS OF RECOURSE

(a)                                 The Pledgor hereby waives and formally undertakes not to exercise the Rights of Recourse or any other similar rights in any manner (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (saisie-arrêt conservatoire)), by way of set-off or in any other way, nor to take any action or do anything in relation to such Rights of Recourse or other similar rights, except as otherwise permitted in writing by the Pledgee.

(b)                                This Clause 11 shall remain in full force during the Security Period and shall, to the extent required, survive any termination or discharge of this Agreement.

12.                              COSTS AND EXPENSES

All present and future costs, fees, stamp duties and other amounts incurred by the Beneficiaries or the Pledgee in connection with the negotiation, execution or enforcement of this Agreement or preservation of any rights of the Beneficiaries or the Pledgee conferred by this Agreement or by law will be for the account of the Pledgor.

13.                              LIABILITY AND INDEMNITY

(a)                                 Neither the Pledgee nor any of the Beneficiaries nor any of their respective agents shall be liable by reason of (i) the loss or wrongful delivery of, or damage to, the Shares, howsoever arising, (ii) taking any action permitted by this Agreement, (iii) any neglect or default in connection with the Shares or (iv) the realisation of all or any part of the Shares, save to the extent that any loss or damage is caused by the gross negligence or wilful misconduct of the Pledgee, the Beneficiaries or their respective agents, any and all joint liability being excluded.

(b)                                The Pledgor will indemnify the Pledgee, the Beneficiaries and every attorney which may be appointed from time to time in respect of all liabilities and expenses incurred by it, him, her or them in the execution of any rights, powers or discretions vested in it, him, her or them pursuant hereto (including the fees and expenses of legal advisers acting reasonably and VAT thereon if applicable) save for liabilities and expenses arising from the gross negligence or wilful misconduct of the Pledgee or its attorney or both.

14.                              WAIVERS, REMEDIES CUMULATIVE

No waiver of any of the terms hereof shall be effective unless in writing signed by the Pledgee. No delay in or non-exercise of any right by the Pledgee shall constitute a waiver. Any waiver may be on such terms as the Pledgee sees fit. The rights, powers and discretions of the Pledgee herein are additional to and not exclusive of those provided by law, by any agreement with or other security in favour of the Pledgee.

15.                              NOTICES

All notices or other communications under this Agreement shall be sent:

(i)                                      to the Pledgor, in the English language, at:

Virgin Media Investments Limited

160 Great Portland Street,

London W1W 5QA

United Kingdom

Fax: +44 20 72 99 6000

Attention: Group Legal Director

(ii)                                   to the Pledgee, in the English language, at:

Deutsche Bank AG, London Branch

Winchester House 1 Great Winchester Street

London EC2N 2DB

United Kingdom

Fax: +44 20 75 47 6419

Attention: Nicola Dawes / Rajeev Thakeria

(iii)                                to the Company, in the English language, at:

Future Entertainment S.à r.l.

Media Center Betzdorf

11 rue Pierre Werner

L-6832 Betzdorf

Grand Duchy of Luxembourg

Fax: + 352 27 17 80 11

Attention: Emma Jones / Ron Paans

or any substitute address or fax number or department or officer as one Party may notify to the other Parties by not less than five (5) Business Days’ notice.

Any notice or other communication given shall be deemed to have been received:

•                  if sent by fax, when received in legible form;

•                  if posted, on the second Business Day following the day on which it was despatched by first class mail postage prepaid, or

•                  if hand delivered, the day on which it is left at the relevant address,

provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

16.                              ASSIGNMENT

(a)                                 This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Pledgee. In the case of an assignment, transfer or novation by the Pledgee to one or several transferees of all or any part of its rights and obligations under the Senior Finance Documents, the Pledgee and the Pledgor hereby agree that in such event, to the extent required under applicable laws, the Pledgee shall preserve all of its rights under this Agreement as expressly permitted under articles 1278 to 1281 of the Luxembourg Civil Code, so that the security interest (gage) created hereunder shall automatically, and without any formality, benefit to any such transferees.

(b)                                The Pledgor may not assign any of its rights under this Agreement without the prior written consent of the Pledgee. The Pledgee may assign all or any part of its rights under this Agreement. Such assignment by the Pledgee shall be enforceable towards the Pledgor, subject to the notification referred to in article 1690 of the Luxembourg Civil Code, without disruption of the security interest (gage) created hereunder.

17.                              SEVERABILITY

If any provision of this Agreement is or becomes prohibited, unenforceable or void in any jurisdiction, this shall not affect the legality, validity or enforceability of any other provisions hereof nor affect the legality, validity or enforceability of such provision in any other jurisdiction.

18.                              GOVERNING LAW AND JURISDICTION

(a)                                 This Agreement is governed by, and shall be construed in accordance with, Luxembourg law.

(b)                                With respect to any proceedings arising in connection with this Agreement, the Pledgor irrevocably submits to the jurisdiction of the Luxembourg courts, notwithstanding the right of the Pledgee and each Beneficiary to take proceedings in any other jurisdiction.

[signature page to follow]

IN WITNESS THEREOF the Parties hereto have executed this Agreement in one or multiple original counterparts, all of which together evidence the same Agreement, on the day and year first written above.

The Pledgor

Virgin Media Investments Limited acting by:

Robert Mackenzie, a director

/s/ ROBERT MACKENZIE

Robert Gale, a director

/s/ ROBERT GALE

The Pledgee

Deutsche Bank AG, London Branch
as Pledgee for the benefit of the Beneficiaries

/s/ N. DAWES
Represented by: N. Dawes
Title: V.P.

/s/ V. MAYELL
Represented by: V. Mayell
Title: A.V.P

The Company

Future Entertainment S.à r.l.

/s/ EMMA JONES
Represented by: Emma Jones
Title: General Manager